Robert R. Pluth Jr. 312.258.5535 rpluth@schiffhardin.com

May __, 2017

Century Capital Management Trust
100 Federal Street, 29th Floor
Boston, Massachusetts  02110
Attention: _________________

Professionally Managed Portfolios
615 East Michigan Street
Milwaukee, Wisconsin  53202
Attention:  _________________

Re:     Federal Income Tax Consequences of the Reorganization of the Century Small Cap Select Fund, a series of Century Capital Management Trust, and the Congress Small Cap Growth Fund, a series of Professionally Managed Portfolios

Ladies and Gentlemen:

We have acted as counsel to Professionally Managed Portfolios, a Massachusetts business trust (“PMP”), in connection with the reorganization of the Century Small Cap Select Fund, a series of Century Capital Management Trust (the “Existing Fund”), and the Congress Small Cap Growth Fund, a series of PMP (the “New Fund”).  The reorganization is being consummated in accordance with an Agreement and Plan of Reorganization and Termination (the “Agreement”) dated as of _____________, 2017, and PMP’s Registration Statement on Form N-14 (Registration No. ______________) as filed with the Securities and Exchange Commission on __________________, 2017 (the “Proxy Statement”).  Pursuant to the Agreement and in accordance with the Proxy Statement, the reorganization of the Existing Fund and the New Fund (the “Reorganization”) will involve (i) the transfer of all of the assets of the Existing Fund (the “Assets”) to the New Fund in exchange solely for shares of beneficial interest of the New Fund (the “New Fund Shares”); (ii) the assumption by the New Fund of all liabilities of the Existing Fund (the “Liabilities”); and (iii) the distribution of the New Fund Shares to the shareholders of the Existing Fund (the “Shareholders”) in redemption of all outstanding shares of beneficial interest of Existing Fund (the “Existing Fund Shares”) and in complete liquidation of the Existing Fund as provided in the Agreement.  This opinion is furnished to you pursuant to section 5.6 of the Agreement.

For the purpose of rendering this opinion, we have examined originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the original of the following documents (including all exhibits and schedules attached thereto):

May __, 2017

(a)	the Agreement;

(b)	the Proxy Statement;

(c)
such other instruments and documents related to the formation, organization and operation of the Existing Fund and the New Fund and related to the consummation of the Reorganization and the transactions contemplated thereby as we have deemed necessary or appropriate;

(d)	a certificate of an officer of the New Fund as to certain factual matters relevant to this opinion; and

(e)	a certificate of an officer of the Existing Fund as to certain factual matters relevant to this opinion.

In connection with rendering this opinion, we have with your permission assumed, without any independent investigation or review thereof, the following:

1.
That original documents (including signatures) are authentic; that documents submitted to us as copies conform to the original documents; and that there is (or will be prior to the effective time of the Reorganization) due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; and

2.
That all representations, warranties and statements made or agreed to by the Existing Fund,  the New Fund, and their respective management, employees, officers, directors and shareholders thereof in the Agreement and the Proxy Statement (including the exhibits) and the certificates provided to us by officers of the New Fund and the Existing Fund in connection with rendering this opinion are true and accurate at all relevant times; and that all covenants contained in such documents are performed without waiver or breach of any material provision thereof.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that for federal income tax purposes:

(a) The New Fund’s acquisition of the Assets in exchange solely for the New Fund Shares and its assumption of the Liabilities, followed by the Existing Fund’s distribution of the New Fund Shares pro rata to the Shareholders actually or constructively in exchange for their Existing Fund Shares, will qualify as a “reorganization” within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and each of the Existing Fund and the New Fund will be “a party to a reorganization” within the meaning of section 368(b) of the Code;

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(b) The Existing Fund will recognize no gain or loss on the transfer of the Assets to the New Fund in exchange solely for the New Fund Shares and the New Fund’s assumption of the Liabilities or on the subsequent distribution of those shares to the Shareholders in exchange for their Existing Fund Shares;

(c) The New Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for New Fund Shares and its assumption of the Liabilities;

(d) The New Fund’s basis in each Asset will be the same as the Existing Fund’s basis therein immediately before the Reorganization, and the New Fund’s holding period for each Asset will include the Existing Fund’s holding period therefor;

(e) A Shareholder will recognize no gain or loss on the exchange of all its Existing Fund Shares solely for New Fund Shares pursuant to the Reorganization;

(f) A Shareholder’s aggregate basis in the New Fund Shares it receives in the Reorganization will be the same as the aggregate basis in the Existing Fund Shares it actually or constructively surrenders in exchange for those New Fund Shares, and its holding period for those New Fund Shares will include, in each instance, its holding period for those Existing Fund Shares, provided the Shareholder holds them as capital assets at the Effective Time; and

(g) For purposes of section 381, the New Fund will be treated just as the Existing Fund would have been treated if there had been no Reorganization.  Accordingly, the Reorganization will not result in the termination of the Existing Fund’s taxable year, the Existing Fund’s tax attributes enumerated in section 381(c) will be taken into account by the New Fund as if there had been no Reorganization, and the part of the Existing Fund’s taxable year before the Reorganization will be included in the New Fund’s taxable year after the Reorganization subject to any applicable conditions and limitations specified in sections 381, 382, 383 and 384 and the regulations thereunder.

This opinion does not address the various state, local or foreign tax consequences that may result from the Reorganization.  In addition, no opinion is expressed as to any federal income tax consequence of the Reorganization except as specifically set forth herein, and this opinion may be relied upon with respect to the consequences specifically discussed herein only by the New Fund and its shareholders and the Existing Fund and its shareholders, and not by any other person or entity.

This opinion addresses only the tax consequences of the Reorganization expressly described above and does not address any tax consequence that might result to a shareholder due to its particular circumstances, such as a shareholder who is a dealer in securities or who acquired its shares in connection with stock option or stock purchase plans or in other compensatory transactions.

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No opinion is expressed as to any transaction other than the Reorganization as described in the Agreement or to any other transaction, including the Reorganization, if all the transactions described in the Agreement are not consummated in accordance with the terms of the Agreement and without waiver of any material provision thereof.

To the extent any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not complete, correct, true and accurate in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

This opinion is not binding on the Internal Revenue Service or the courts.  The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings in effect as of the date of this letter.  No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein.  Furthermore, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion has been delivered to you for the purpose of satisfying the condition set forth in section 5.6 of the Agreement and may not be distributed or otherwise made available to any other person or entity without our prior written consent.

SCHIFF HARDIN LLP

By:
     Robert R. Pluth, Jr.